As filed with the Securities and Exchange Commission on September 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY PROPERTY TRUST

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation of organization)	23-7768996 (I.R.S. Employer Identification No.)

65 Valley Stream Parkway
Malvern, Pennsylvania 19355
(Address of principal executive offices)

Liberty Property Trust Amended and Restated Share Incentive Plan
(Full title of the plan)

James J. Bowes, Esquire
Secretary and General Counsel
Liberty Property Trust
65 Valley Stream Parkway
Malvern, Pennsylvania 19355
(610) 648-1700
(Name, address and telephone number, including area code, of Agent for Service)

Copies to:
Justin W. Chairman, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of Securities	Number of`	Proposed Maximum	Proposed Maximum
to be	Shares to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee (1)
Common Shares of Beneficial Interest, $0.001 par value(2)	1,500,000 (3)	$41.44	$62,160,000	$7,876

(1)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low reported sale prices of the common shares of beneficial interest of Liberty Property Trust on the New York Stock Exchange on September 9, 2004.

(2)	Includes rights to purchase Series A Junior Participating Preferred Shares of Liberty Property Trust. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common shares.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Liberty Property Trust Amended and Restated Share Incentive Plan pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by Liberty Property Trust (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

          (b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2004;

          (c) The Registrant’s Current Report on Form 8-K filed with the Commission on August 6, 2004;

          (d) The Registrant’s Current Report on Form 8-K filed with the Commission on September 14, 2004;

          (e) The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on June 8, 1994;

          (f) The description of the Registrant’s preferred share purchase rights contained in the Registrant’s Registration Statement on Form 8-A registering the preferred share purchase rights under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on December 23, 1997, as amended by the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on September 14, 2004; and

          (g) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Article XII of the Trust’s By-laws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings. In addition, Section 9.4 of the Trust’s Amended and Restated Declaration of Trust, as amended, provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding.

          The Trust maintains a trustees and officers insurance policy.

Item 7. Exemption from Registration Claimed.

          None.

Item 8. Exhibits.

          The following exhibits are filed as part of this Registration Statement:

          4 Liberty Property Trust Amended and Restated Share Incentive

Plan, as adopted May 5, 2004. (Incorporated by reference to Annex B of the Registrant’s Definitive Proxy Statement and Notice of Annual Meeting for the Annual Meeting of Shareholders for 2004, filed with the Commission on March 26, 2004.)

5	Opinion of Saul Ewing LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5).

24	Power of Attorney (included in signature page).

Item 9. Undertakings.

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 15th day of September, 2004.

LIBERTY PROPERTY TRUST

By:	/s/ William P. Hankowsky

William P. Hankowsky
Chairman of the Board of Trustees,
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky and George J. Alburger, Jr., his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Hankowsky	Chairman of the Board of Trustees,	September 15, 2004
William P. Hankowsky	President and Chief Executive Officer
(Principal Executive Officer)

/s/ George J. Alburger, Jr.	Executive Vice President and	September 15, 2004
George J. Alburger, Jr.	Chief Financial Officer
(Principal Financial and
Accounting Officer)

Signature	Title	Date

/s/ Frederick F. Buchholz	Trustee	September 15, 2004
Frederick F. Buchholz

/s/ Thomas C. DeLoach, Jr.	Trustee	September 15, 2004
Thomas C. DeLoach, Jr.

/s/Daniel P. Garton	Trustee	September 15, 2004
Daniel P. Garton

/s/ J. Anthony Hayden	Trustee	September 15, 2004
J. Anthony Hayden

/s/ M. Leanne Lachman	Trustee	September 15, 2004
M. Leanne Lachman

/s/ David L. Lingerfelt	Trustee	September 15, 2004
David L. Lingerfelt

/s/ John A. Miller	Trustee	September 15, 2004
John A. Miller

/s/ Stephen B. Siegel	Trustee	September 15, 2004
Stephen B. Siegel

LIBERTY PROPERTY TRUST

INDEX TO EXHIBITS

Exhibit Number	Document
4	Liberty Property Trust Amended and Restated Share Incentive Plan, as adopted May 5, 2004 (Incorporated by reference to Annex B of the Registrant’s Definitive Proxy Statement and Notice of Annual Meeting for the Annual Meeting of Shareholders for 2004, filed with the Commission on March 26, 2004.)

5	Opinion of Saul Ewing LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Saul Ewing LLP (included in Exhibit 5)

24	Power of Attorney (included in signature page)